Exhibit 99.1

For More Information Contact:
Stephen J. Hagge	FOR IMMEDIATE RELEASE
AptarGroup, Inc.
815-477-0424

APTARGROUP REPORTS RECORD FIRST QUARTER RESULTS;

DECLARES DIVIDEND

Crystal Lake, Illinois, April 16, 2003 — AptarGroup, Inc. (NYSE:ATR) today reported record first quarter results.

FIRST QUARTER RESULTS

For the quarter ended March 31, 2003, sales increased 21 percent to $265.1 million from $218.7 million in the prior year. Sales excluding changes in foreign currency exchange rates increased approximately 9 percent from the prior year. Net income for the first quarter of 2003 increased to a record $19.2 million from $13.3 million a year ago. Diluted earnings per share were $.53 per share compared to $.36 per share in the prior year.

In the first quarter of the prior year, the Company recorded after-tax charges totaling $2.8 million related to a patent dispute settlement and the Strategic Initiative. Excluding these charges, net income for the first quarter of 2002 was $16.1 million and diluted earnings per share were $.44 per share.

MANAGEMENT COMMENT

Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, “We are pleased to report record first quarter results that were in line with our earlier expectations. Sales to all of the markets we serve increased over the prior year despite ongoing price competition. The increase in sales reflects strong organic growth, particularly in the food/beverage, personal care and fragrance/cosmetic markets, and foreign currency translation effects.

“While our operating income increased compared to the prior year excluding nonrecurring charges, as a percentage of sales it decreased slightly. The positive effect of the weaker dollar from the translation of foreign results was mitigated by increased costs of imports to the U.S. Also, we experienced higher than expected start-up costs related to an unusually large number of new product introductions in the food/beverage market.

“However, increased sales resulted in improved overhead utilization and we continue to benefit from our cost reduction efforts. These factors, combined with lower interest expense, helped drive diluted earnings per share to a record first quarter level.” Siebel added.

BUSINESS SEGMENT PERFORMANCE

For the quarter, sales of the Dispensing Systems segment increased 22 percent, to $219.2 million from $180.0 million in the prior year. The increase is mainly due to increased sales to the food/beverage, personal care and fragrance/cosmetic markets. First quarter EBIT (earnings before interest and taxes) for the Dispensing Systems segment increased to $29.9 million from $26.1 million in the prior year.

For the quarter, sales of the SeaquistPerfect segment increased 15 percent, to $47.9 million from $41.6 million in the prior year. The increase is primarily due to increased demand from the personal care market. First quarter EBIT for the SeaquistPerfect segment increased to $4.6 million from $3.2 million a year ago on a comparable basis primarily due to increased sales and continued cost savings.

See the appended supplemental segment information schedule for a reconciliation of the above amounts to the Company’s financial statements.

OUTLOOK

Siebel commented, “Looking forward to 2003, we are uncertain as to how our customers and end consumers will act in light of the ongoing situation in the Middle East and the general economic environment. Also, due to a reduction in international travel, it is particularly difficult to predict how demand for our fragrance/cosmetic customers’ products and our sales to this market will be affected. Despite these events, we remain cautiously optimistic about the year.

“As we enter the second quarter, the positive momentum in the food/beverage and personal care markets is expected to continue. Early indications point to increases in sales to the fragrance/cosmetic market compared to the same period a year ago. We anticipate that sales of our products to the pharmaceutical market will improve as the year progresses.”

Siebel concluded, “Presently, we anticipate diluted earnings per share for the second quarter of 2003 to be in the range of $.52 to $.57 per share compared to $.48 per share reported in 2002 (or $.50 per share excluding charges related to the Strategic Initiative).”

CASH DIVIDEND

Yesterday, the Board of Directors declared a quarterly dividend of $.06 per share, payable May 22, 2003 to shareholders of record as of May 1, 2003.

OPEN CONFERENCE CALL

There will be a conference call on Thursday, April 17, 2003 at 8:00 a.m. CST to discuss the Company’s first quarter results. The call will last approximately one hour and feature remarks by Carl A. Siebel and Stephen J. Hagge, AptarGroup’s Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site until 5:00 p.m. CST on May 15, 2003.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism and other risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K’s and 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements.

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APTARGROUP, INC.

Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)

CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED
	MARCH 31, 2003	MARCH 31, 2002
	Reported	Reported	Nonrecurring Charges (1)	Excluding Nonrecurring Charges
Net Sales	$265,149	$218,707		$218,707
Cost of Sales	172,588	139,761		139,761
Selling, Research & Development and Administrative	41,449	35,060		35,060
Depreciation and Other Amortization	20,772	17,417	70	17,347
Strategic Initiative Costs:
Severance and Other	—	29	29	—
Patent Dispute Settlement	—	4,168	4,168	—

Operating Income	30,340	22,272	(4,267)	26,539
Other:
Interest Expense	(2,409)	(2,801)		(2,801)
Interest Income	623	330		330
Equity in Results of Affiliates	182	(111)		(111)
Minority Interests	(19)	(30)		(30)
Miscellaneous, net	164	63	—	63

Income before Income Taxes	28,881	19,723	(4,267)	23,990
Provision for Income Taxes	9,675	6,448	(1,469)	7,917

Net Income	$19,206	$13,275	$(2,798)	$16,073

Net Income per Share—Basic	$.53	$.37	$(.08)	$.45

Net Income per Share—Diluted	$.53	$.36	$(.08)	$.44

Average Number of Shares—Basic	35,937	35,863	35,863	35,863
Average Number of Shares—Diluted	36,504	36,679	36,679	36,679

Notes to Condensed Consolidated Financial Statements:

(1)	Nonrecurring charges in 2002 represents charges relating to a patent dispute settlement and the Company’s Strategic Initiative. Results excluding nonrecurring charges have been presented as management believes that excluding these charges is a better reflection of normal on-going operating results.

APTARGROUP, INC.

Condensed Consolidated Financial Statements (Unaudited)

(continued)

(In Thousands)

CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
ASSETS

Cash and Equivalents	$105,116	$90,205
Receivables, net	222,421	197,881
Inventories	138,238	127,828
Other Current Assets	32,739	31,282

Total Current Assets	498,514	447,196
Net Property, Plant and Equipment	443,760	434,817
Goodwill, net	130,353	128,930
Other Assets	37,479	36,728

Total Assets	$1,110,106	$1,047,671

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$7,595	$7,722
Accounts Payable and Accrued Liabilities	169,336	154,966

Total Current Liabilities	176,931	162,688
Long-Term Obligations	230,505	219,182
Deferred Liabilities	71,396	71,334

Total Liabilities	478,832	453,204
Stockholders’ Equity	631,274	594,467

Total Liabilities and Stockholders’ Equity	$1,110,106	$1,047,671

APTARGROUP, INC.

Condensed Consolidated Financial Statements (Unaudited)

(continued)

(In Thousands)

SEGMENT INFORMATION

	THREE MONTHS ENDED MARCH 31,
	2003	2002
NET SALES
Dispensing Systems	$219,168	$180,027
SeaquistPerfect	47,866	41,614
Intersegment Eliminations	(1,885)	(2,934)

Total Net Sales	$265,149	$218,707

EARNINGS (1)

Dispensing Systems	$29,899	$26,108
SeaquistPerfect	4,568	3,167
Corporate Expenses and Other	(3,800)	(2,814)
Strategic Initiative Charges (2)	—	(99)
Patent Dispute Settlement (2)	—	(4,168)

Earnings before Interest and Taxes (EBIT)	30,667	22,194
Less: Interest Expense, Net	1,786	2,471

Income before Income Taxes	$28,881	$19,723

Notes to Condensed Consolidated Financial Statements:

(1)	The Company evaluates performance of its business units and allocates resources based upon earnings before interest expense in excess of interest income, corporate expenses and income taxes (collectively referred to as “EBIT”) excluding unusual items.
(2)	Strategic Initiative Charges and the Patent Dispute Settlement relate to the Dispensing Systems segment.